Exhibit 99.1

Allakos Reports First Quarter 2021 Financial Results and Provides Business Update

REDWOOD CITY, Calif., May 10, 2021 – Allakos Inc. (the “Company”) (Nasdaq: ALLK), a biotechnology company developing lirentelimab (AK002) for the treatment of eosinophil and mast cell-related diseases, today reported financial results for the first quarter ended March 31, 2021 and provided a business update.

Recent Accomplishments

•

Announced the acceptance of two oral and five poster presentations at the Digestive Disease Week (DDW) Annual Meeting taking place May 21 to 23, 2021. ePosters and ePapers will be available from the DDW ePosters and ePapers website. Abstracts can now be found here.

•	Initiated a randomized, double-blind, placebo-controlled Phase 3 study of lirentelimab in patients with eosinophilic duodenitis.

Upcoming 2021 Milestones

•

Topline data from a randomized, double-blind, placebo-controlled Phase 3 study of lirentelimab in patients with eosinophilic gastritis (EG) and/or eosinophilic duodenitis (EoD) expected in the fourth quarter of 2021.

•	Topline data from a randomized, double-blind, placebo-controlled Phase 2/3 study of lirentelimab in patients with eosinophilic esophagitis (EoE) expected in the fourth quarter of 2021.
•	Initiation of a randomized, double-blind, placebo-controlled Phase 2/3 study of subcutaneous lirentelimab in patients with EG and/or EoD expected in the second half of 2021.
•	Initiation of a Phase 2 study in a non eosinophilic gastrointestinal disease in the second half of 2021.

First Quarter 2021 Financial Results

Research and development expenses were $38.9 million in the first quarter of 2021 as compared to $18.3 million in the same period in 2020, an increase of $20.6 million.

General and administrative expenses were $16.7 million in the first quarter of 2021 as compared to $11.6 million in the same period in 2020, an increase of $5.1 million.

Allakos reported a net loss of $55.6 million in the first quarter of 2021 as compared to $27.8 million in the same period in 2020, an increase of $27.8 million. Net loss per basic and diluted share was $1.04 for the first quarter of 2021 compared to $0.57 in the same period in 2020.

Allakos ended the first quarter of 2021 with $615.9 million in cash, cash equivalents and marketable securities.

About Allakos

Allakos is a clinical stage biotechnology company developing antibodies that target immunomodulatory receptors present on immune effector cells involved in allergic, inflammatory, and proliferative diseases. The Company’s lead antibody, lirentelimab (AK002), is being evaluated in a Phase 3 study in eosinophilic gastritis (EG) and/or eosinophilic duodenitis (EoD) and a Phase 2/3 study in eosinophilic esophagitis (EoE).

Lirentelimab targets Siglec-8, an inhibitory receptor selectively expressed on human mast cells and eosinophils. Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. Lirentelimab has been tested in multiple clinical studies. In these studies, lirentelimab eliminated blood and tissue eosinophils, inhibited mast cells and improved disease symptoms in patients with EG and/or EoD, EoE, mast cell gastrointestinal disease, severe allergic conjunctivitis, chronic urticaria and indolent systemic mastocytosis. For more information, please visit the Company's website at www.allakos.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, Allakos’ progress and business plans, the expected timing of anticipated study results and plans relating to its future clinical trials. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Allakos’ stages of clinical drug development; Allakos’ ability to timely complete clinical trials for, and if approved, commercialize lirentelimab (AK002), its lead compound; Allakos’ ability to obtain required regulatory approvals for its product candidates; uncertainties related to the enrollment of patients in its clinical trials; Allakos’ ability to demonstrate sufficient safety and efficacy of its product candidates in its clinical trials; uncertainties related to the success of later-stage clinical trials, regardless of the outcomes of preclinical testing and early-stage trials; market acceptance of Allakos’ product candidates; uncertainties related to the projections of the size of patient populations suffering from the diseases Allakos is targeting; Allakos’ ability to advance additional product candidates beyond lirentelimab; Allakos’ ability to obtain additional capital to finance its operations; and other important risk factors set forth in Allakos’ most recent Annual Report on Form 10-K filed with the SEC on March 1, 2021, Quarterly Report on Form 10-Q filed with the SEC on May 10, 2021, and future reports to be filed with the SEC. These documents contain and identify important factors that could cause the actual results for Allakos to differ materially from those contained in Allakos’ forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law. These forward-looking statements should not be relied upon as representing Allakos’ views as of any date subsequent to the date of this press release.

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Source: Allakos Inc.

Investor Contact:	Media Contact:
Adam Tomasi, President and COO	Denise Powell
ir@allakos.com	denise@redhousecomms.com

Allakos Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Operating expenses
Research and development	$38,915	$18,285
General and administrative	16,670	11,588
Total operating expenses	55,585	29,873
Loss from operations	(55,585)	(29,873)
Interest income	130	1,989
Other income (expense), net	(103)	60
Net loss	(55,558)	(27,824)
Unrealized gain on marketable securities	80	1,869
Comprehensive loss	$(55,478)	$(25,955)
Net loss per common share:
Basic and diluted	$(1.04)	$(0.57)
Weighted-average number of common shares outstanding:
Basic and diluted	53,186	48,691

allakos inc.

CONDENSED balance sheets

(in thousands)

	March 31,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$169,989	$207,177
Investments in marketable securities	445,945	451,820
Prepaid expenses and other current assets	13,015	10,270
Total current assets	628,949	669,267
Property and equipment, net	13,620	8,345
Operating lease right-of-use assets	38,924	39,731
Other long-term assets	2,275	2,275
Total assets	$683,768	$719,618
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,911	$13,960
Accrued expenses and other current liabilities	12,976	8,490
Total current liabilities	22,887	22,450
Operating lease liabilities, net of current portion	44,827	42,773
Total liabilities	67,714	65,223
Stockholders’ equity:
Common stock	53	53
Additional paid-in capital	1,014,435	997,298
Accumulated other comprehensive gain	88	8
Accumulated deficit	(398,522)	(342,964)
Total stockholders’ equity	616,054	654,395
Total liabilities and stockholders’ equity	$683,768	$719,618